NEWS RELEASE	UNITEDHEALTH GROUP

Investor Contacts:	John S. Penshorn 952-936-7214	Brett Manderfeld 952-936-7216
Media:	Don Nathan 952-936-1885	Joan Schimml 952-833-6582

(For Immediate Release)

UNITEDHEALTH GROUP RESPONDS TO ANNOUNCEMENT FROM
NEW YORK ATTORNEY GENERAL

Company Advocates Fair and Appropriate
Payment for New York Physicians and Consumers and
Believes in Delivering High Quality, Dependable Database Tools

MINNEAPOLIS (February 13, 2008) – UnitedHealth Group (NYSE: UNH) today issued the following response to the announcement made by the office of the New York Attorney General:

We are in the midst of on-going discussions with the Attorney General’s office and we will continue to cooperate fully. UnitedHealth Group recognizes the excellent health care delivered to patients by the physicians of New York and is committed to fair and appropriate payment for physicians, the state’s other health care providers and consumers. The company also believes in delivering high quality and dependable database tools.

The reference data is rigorously developed, geographically specific, comprehensive and organized using a transparent methodology that is very common in the health care industry. We believe these reference tools add substantial value to the health care system by providing all participants – providers, payers and consumers – with a long-standing transparent, consistent, and neutral line of sight into the health care market, its costs and performance.

Health plans and other health care payers use these reference tools to independently negotiate their own reimbursement schedules, establish fees for out-of-network care, negotiate provider service contracts and review claims for their members and consumers.

About UnitedHealth Group
UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through seven operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, OptumHealth, Ingenix, and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide.

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